Exhibit 99.1

Media:	Gretchen Krueger
(713) 627-4072 or (713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
Spectra Energy
(713) 627-4600

Date:	May 23, 2007

Spectra Energy Plans Annual Shareholders Meeting in October

HOUSTON – Spectra Energy Corp expects to hold its first annual shareholders meeting in October in Houston. The place, date and time of the meeting will be announced later.

Spectra Energy Corp has established a June 25, 2007, deadline for receipt of shareholder proposals to be included in the company’s proxy materials for the 2007 annual meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Written notice of any shareholder proposal should be sent to: Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas, 77056.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

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